Exhibit 99.1
In the news release, Hillenbrand Reports Fiscal Second Quarter 2025 Results, issued 29-Apr-2025 by Hillenbrand over PR Newswire, we are advised by the company that they are correcting guidance for Molding Technology Solutions (MTS) revenue and YoY percentages; adjusted EPS YoY percentages previously provided in error. The complete, corrected release follows:

Hillenbrand Reports Fiscal Second Quarter 2025 Results

•Correcting Guidance for Molding Technology Solutions (MTS) revenue and YoY percentages; adjusted EPS YoY percentages previously provided in error
•Revenue of $716 million decreased 9% compared to prior year primarily due to lower volume in the Advanced Process Solutions (APS) segment
•GAAP EPS of $(0.58) decreased from $0.09 in the prior year primarily due to a loss on the sale of the majority stake in Milacron injection molding and extrusion business; adjusted EPS of $0.60 decreased 21% compared to prior year primarily due to lower APS volume
•Completed sale of majority stake in Milacron injection molding and extrusion business on March 31st; net proceeds of ~$265 million used for debt pay down and allows for greater focus on our higher margin, higher growth, and less cyclical businesses
•Fiscal 2025 Outlook: Updating guidance to reflect impact of tariffs and elevated macroeconomic uncertainty; full year EPS now expected to be $2.10 - $2.45; Q3 adjusted EPS of $0.46 to $0.53

BATESVILLE, Ind., April 29, 2025 --/PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and integrated solutions, reported results for the fiscal second quarter, which ended March 31, 2025. Reported results for the fiscal second quarter include the Milacron injection molding and extrusion business in both the consolidated and Molding Technology Solutions (MTS) segment results.

“Through the quarter, global macroeconomic conditions worsened as uncertainty around tariffs escalated significantly. In light of this, I was pleased with our business performance, which is a testament to the disciplined execution of our teams. We experienced solid year-over-year order growth in our food, health, and nutrition portfolio, as well as our separation products, along with relatively stable performance in APS aftermarket and across MTS. However, looking ahead, we expect customers to remain cautious in their capital investment decisions over the near-term given the increase in tariffs and heightened macro uncertainty, prompting us to adjust our outlook for the remainder of the fiscal year. Our teams across the enterprise are executing strategies to strengthen our supply chain and help mitigate increased costs, including surcharge pricing, alternative sourcing, and shifting production within our current footprint,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

“Despite this challenging and unpredictable operating environment, we remain confident in the long-term growth prospects of our end markets and the strong competitive positioning of our industry-leading brands. We firmly believe our portfolio transformation positions us to drive profitable growth once macro conditions improve.”

Summary of Second Quarter 2025 Results

	Three Months Ended March 31,		Change
(unaudited, dollars in millions, except EPS)	2025	2024	$	%
Net revenue	$715.9	$785.3	$(69.4)	(9)%
GAAP net (loss) income attributable to HI	(40.9)	6.1	(47.0)	(770)%
Adjusted EBITDA[1]	98.8	122.6	(23.8)	(19)%
GAAP diluted EPS	(0.58)	0.09	(0.67)	(744)%
Adjusted diluted EPS[1]	0.60	0.76	(0.16)	(21)%
Cash flows from operating activities	1.3	3.2	(1.9)	(59)%

Net revenue of $716 million decreased 9% compared to the prior year primarily due to lower capital equipment volume, partially offset by favorable pricing.

A GAAP net loss of $41 million, or $(0.58) per share, decreased from income of $0.09 per share in the prior year primarily due to a loss on the sale of the Milacron injection molding and extrusion business, as well as lower volume, an increase in business acquisition, divestiture, and integration costs, and cost inflation, partially offset by productivity, synergies, and favorable pricing.

Adjusted net income of $42 million resulted in adjusted EPS of $0.60, a decrease of $0.16, or 21%, and adjusted EBITDA of $99 million decreased 19% compared to the prior year primarily due to lower volume and cost inflation, partially offset by productivity, synergies, and favorable pricing. The adjusted effective tax rate for the quarter was 30.9%, an increase of 280 basis points compared to the prior year due to unfavorable geographic mix of income.

Advanced Process Solutions (APS)

	Three Months Ended March 31,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	$494.0	$559.2	$(65.2)	(12)%
Adjusted EBITDA[1]	78.9	100.8	(21.9)	(22)%
Adjusted EBITDA Margin[1]	16.0%	18.0%	(200) bps

Net revenue of $494 million decreased 12% compared to the prior year primarily due to lower capital equipment volume, partially offset by favorable pricing.

Adjusted EBITDA of $79 million decreased 22% primarily due to lower volume and cost inflation, partially offset by productivity, synergies, and favorable pricing. Adjusted EBITDA margin of 16.0% decreased 200 basis points primarily due to unfavorable operating leverage as a result of lower volume.

Backlog of $1.59 billion decreased 15% compared to the prior year primarily due to lower order intake, but was up 1% sequentially primarily due to favorable foreign currency exchange rates.
Molding Technology Solutions (MTS)

	Three Months Ended March 31,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	$221.9	$226.1	$(4.2)	(2)%
Adjusted EBITDA[1]	32.2	33.6	(1.4)	(4)%
Adjusted EBITDA Margin[1]	14.5%	14.9%	(40) bps

Net revenue of $222 million was down 2% year over year primarily driven by unfavorable foreign currency exchange rates.

Adjusted EBITDA of $32 million decreased 4%, primarily due to cost inflation, partially offset by productivity. Adjusted EBITDA margin of 14.5% decreased 40 basis points from the prior year.

Backlog of $55 million decreased $175 million compared to the prior year due to the divestiture of the Milacron injection molding and extrusion business. On an organic basis, which excludes the Milacron business and the impact of foreign currency exchange rates, backlog was up $7 million, or 14%, compared to the prior year.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand’s cash flow from operations was $1 million in the quarter, which was generally consistent with the prior year. During the quarter, the Company had capital expenditures of approximately $9 million and returned approximately $16 million to shareholders in the form of quarterly dividends.

As of March 31, 2025, net debt was $1.46 billion, and the net debt to pro forma adjusted EBITDA ratio was 3.4x, inclusive of the cash proceeds from the sale of Milacron. Liquidity was approximately $770 million, including $458 million in cash on hand and the remainder available under our revolving credit facility.

On April 29, 2025, the Company, in conjunction with its majority stake joint-venture partner in TerraSource Global (TerraSource), entered into a definitive agreement to sell the TerraSource business to Astec Industries for $245 million. This transaction is expected to close in late fiscal third quarter or early fiscal fourth quarter 2025, subject to regulatory approvals and other customary closing conditions. The Company expects to receive after-tax cash proceeds of approximately $100 million, of which approximately $34 million will be in the form of a cash payment for an outstanding note receivable that the Company holds in connection with the 2021 divestiture of its majority interest in TerraSource and approximately 46% of the remaining net cash proceeds from the transaction in exchange for its minority interest in TerraSource. The net proceeds from the transaction will be used for debt pay down, resulting in an approximate 0.2x favorable impact to net leverage.

Milacron Transaction
On March 31, 2025, the Company completed the sale of approximately 51% of its interest in the Milacron injection molding and extrusion business to an affiliate of Bain Capital. Net proceeds were held as cash on the balance sheet as of March 31, 2025, and were used to pay down debt subsequent to the quarter end.

Fiscal 2025 Outlook
Hillenbrand is updating its annual guidance range to reflect backlog levels exiting the fiscal second quarter and the impact of tariffs, including the indirect impact of further order delays due to increased macroeconomic uncertainty. This outlook is based on tariff policy in place as of April 29, 2025, and assumes direct tariff impact of approximately $15 million in EBITDA.

Updated Guidance $ millions, except EPS	Total Hillenbrand	Advanced Process Solutions	Molding Technology Solutions
Revenue	$2,555 - $2,620	$1,980 - $2,030	$575 - $590
YoY	(20)% – (18)%	(13)% – (11)%	(36)% – (34)%

Adj. EBITDA $ / Margin %	$363 - $395	17.0% - 17.5%	13.6% - 15.5%
YoY	(29)% - (23)%	(150) – (100) bps	(230) – (40) bps

Adj. EPS	$2.10 - $2.45
YoY	(37)% - (26)%

Operating Cash Flow	~$120
CapEx	~$40

Q3 Revenue	$569 - $583
Q3 Adj. EPS	$0.46 - $0.53

1These are non-GAAP financial measures, which are unaudited. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Conference Call Information
Date/Time: Wednesday, April 30, 2025, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012

Dial-In for International: +1-412-902-1013
Conference call ID number: 13752558
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, May 30, 2025)

Replay - Conference Call
Date/Time: Available until midnight ET, Wednesday, May 14, 2025
Replay ID number: 13752558
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP financial measures are referred to as “adjusted” measures and generally exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•pension settlement (gain) charge;
•inventory step-up costs;
•loss on divestiture;
•other non-recurring costs related to a discrete commercial dispute;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP financial measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model (“HOM”) to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

The ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). The Company presents net debt to pro forma adjusted EBITDA because it believes it is representative of the Company's financial position as it is reflective of the Company's ability to cover its net debt obligations with results from its core operations.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars. Organic backlog is defined respectively as backlog excluding recent divestitures, including the Milacron injection molding and extrusion business, and adjusting for the effects of foreign currency exchange.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2025 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net revenue	$715.9	$785.3	$1,422.8	$1,558.6
Cost of goods sold	479.5	534.6	951.4	1,056.9
Gross profit	236.4	250.7	471.4	501.7
Selling, general and administrative expenses	179.8	181.4	350.9	339.3
Amortization expense	23.1	25.7	48.3	51.2
Loss on divestiture	54.6	—	54.6	—
Pension settlement (gain) charge	—	—	(1.7)	8.3
Interest expense, net	23.2	30.8	48.3	60.6
(Loss) income from continuing operations before income taxes	(44.3)	12.8	(29.0)	42.3
Income tax (benefit) expense	(5.7)	4.2	0.7	14.2
(Loss) income from continuing operations	(38.6)	8.6	(29.7)	28.1
Loss from discontinued operations (net of income tax expense)	—	—	—	(0.3)
Consolidated net (loss) income	(38.6)	8.6	(29.7)	27.8
Less: Net income attributable to noncontrolling interests	2.3	2.5	4.8	4.5
Net (loss) income attributable to Hillenbrand	$(40.9)	$6.1	$(34.5)	$23.3

(Loss) earnings per share
Basic (loss) earnings per share
(Loss) income from continuing operations attributable to Hillenbrand	$(0.58)	$0.09	$(0.49)	$0.34
Loss from discontinued operations	—	—	—	—
Net (loss) income attributable to Hillenbrand	$(0.58)	$0.09	$(0.49)	$0.34
Diluted (loss) earnings per share
(Loss) income from continuing operations attributable to Hillenbrand	$(0.58)	$0.09	$(0.49)	$0.34
Loss from discontinued operations	—	—	—	(0.01)
Net (loss) income attributable to Hillenbrand	$(0.58)	$0.09	$(0.49)	$0.33
Weighted average shares outstanding (basic)	70.7	70.4	70.7	70.4
Weighted average shares outstanding (diluted)	70.7	70.7	70.7	70.6

Cash dividends per share	$0.2250	$0.2225	$0.4500	$0.4450

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2025	2024
Cash flows (used in) provided by:
Operating activities from continuing operations	$(10.0)	$(20.8)
Investing activities from continuing operations	90.8	(27.9)
Financing activities from continuing operations	188.4	46.2
Total cash used in discontinued operations	—	(23.3)
Effect of exchange rates on cash and cash equivalents	(9.3)	0.8
Net cash flows	259.9	(25.0)

Cash and cash equivalents:
At beginning of period	227.9	250.2
At end of period	487.8	225.2

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
(Loss) income from continuing operations	$(38.6)	$8.6	$(29.7)	$28.1
Less: Net income attributable to noncontrolling interests	2.3	2.5	4.8	4.5
(Loss) income from continuing operations attributable to Hillenbrand	(40.9)	6.1	(34.5)	23.6
Business acquisition, divestiture, and integration costs (1)	25.1	9.1	43.2	14.7
Restructuring and restructuring-related charges (2)	6.0	25.6	8.4	26.2
Inventory step-up costs	—	(0.9)	—	0.6
Intangible asset amortization (3)	23.1	25.7	48.3	51.2
Pension settlement (gain) charge (4)	—	—	(1.7)	8.3
Other non-recurring costs related to a discrete commercial dispute	—	6.1	—	6.1
Loss on divestiture	54.6	—	54.6	—
Tax adjustments (5)	(11.5)	(0.4)	(11.0)	(0.1)
Tax effect of adjustments (6)	(14.1)	(17.4)	(25.5)	(28.0)
Adjusted net income from continuing operations attributable to Hillenbrand	$42.3	$53.9	$81.8	$102.6

Diluted EPS from continuing operations attributable to Hillenbrand	$(0.58)	$0.09	$(0.49)	$0.34
Business acquisition, divestiture, and integration costs (1)	0.35	0.13	0.61	0.21
Restructuring and restructuring-related charges (2)	0.09	0.36	0.12	0.37
Inventory step-up costs	—	(0.01)	—	0.01
Intangible asset amortization (3)	0.33	0.36	0.68	0.72
Pension settlement (gain) charge (4)	—	—	(0.02)	0.12
Other non-recurring costs related to a discrete commercial dispute	—	0.09	—	0.09
Loss on divestiture	0.77	—	0.77	—
Tax adjustments (5)	(0.16)	(0.01)	(0.16)	(0.01)
Tax effect of adjustments (6)	(0.20)	(0.25)	(0.36)	(0.40)
Adjusted Diluted EPS from continuing operations attributable to Hillenbrand	$0.60	$0.76	$1.15	$1.45

(1)Business acquisition, divestiture, and integration costs during the three and six months ended March 31, 2025 and 2024, primarily included costs associated with the integration of recent acquisitions. Includes acquisition costs of $0.0 and $0.3 for the three months ended March 31, 2025 and 2024, respectively, divestiture costs of $4.1 and $0.0 for the three months ended March 31, 2025 and 2024, respectively, and integration costs of $20.9 and $8.8 for the three months ended March 31, 2025 and 2024, respectively. Includes acquisition costs of $0.0 and $0.4 for the six months ended March 31, 2025 and 2024, respectively, divestiture costs of $4.1 and $0.0 for the six months ended March 31, 2025 and 2024, respectively, and integration costs of $39.0 and 14.3 for the six months ended March 31, 2025 and 2024, respectively.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three and six months ended March 31, 2025 and 2024.
(3)Intangible assets relate to our acquisition activities and are amortized over their useful lives.
(4)The pension settlement (gain) charge during the three and six months ended March 31, 2025, was due to one-time premium refunds received related to the termination of the Company’s U.S. pension plan. The pension settlement (gain) charge during the three and six months ended March 31, 2024, was due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments.
(5)For three and six months ended March 31, 2025 and 2024, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(6)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Adjusted EBITDA:
Advanced Process Solutions	$78.9	$100.8	$161.6	$196.8
Molding Technology Solutions	32.2	33.6	59.6	65.7
Corporate	(12.3)	(11.8)	(25.4)	(25.8)
Add:
Loss from discontinued operations (net of income tax expense)	—	—	—	(0.3)
Less:
Interest expense, net	23.2	30.8	48.3	60.6
Income tax (benefit) expense	(5.7)	4.2	0.7	14.2
Depreciation and amortization	34.2	41.2	72.0	80.0
Pension settlement (gain) charge	—	—	(1.7)	8.3
Loss on divestiture	54.6	—	54.6	—
Business acquisition, divestiture, and integration costs	25.1	9.1	43.2	14.7
Inventory step-up costs	—	(0.9)	—	0.6
Restructuring and restructuring-related charges	6.0	23.5	8.4	24.1
Other non-recurring costs related to a discrete commercial dispute	—	6.1	—	6.1
Consolidated net (loss) income	$(38.6)	$8.6	$(29.7)	$27.8

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Consolidated net (loss) income	$(38.6)	$8.6	$(29.7)	$27.8
Interest expense, net	23.2	30.8	48.3	60.6
Income tax (benefit) expense	(5.7)	4.2	0.7	14.2
Depreciation and amortization	34.2	41.2	72.0	80.0
EBITDA	13.1	84.8	91.3	182.6
Loss from discontinued operations (net of income tax expense)	—	—	—	0.3
Business acquisition, divestiture, and integration costs	25.1	9.1	43.2	14.7
Inventory step-up costs	—	(0.9)	—	0.6
Restructuring and restructuring-related charges	6.0	23.5	8.4	24.1
Pension settlement (gain) charge	—	—	(1.7)	8.3
Loss on divestiture	54.6	—	54.6	—
Other non-recurring costs related to a discrete commercial dispute	—	6.1	—	6.1
Adjusted EBITDA	$98.8	$122.6	$195.8	$236.7

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
GAAP weighted average shares outstanding (diluted)	70.7	70.7	70.7	70.6
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	0.1	—	0.1	—
Pro forma weighted average shares outstanding (diluted)	70.8	70.7	70.8	70.6

(1)Due to the occurrence of a net loss on a GAAP basis for the three and six months ended March 31, 2025, potentially dilutive securities were excluded from the calculation of GAAP earnings per, as they would have an anti-dilutive effect. However, as net income earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	March 31,	March 31,
	2025	2024
Advanced Process Solutions backlog	$1,594.9	$1,877.1
Foreign currency impact	1.6	—
Advanced Process Solutions organic backlog	1,596.5	1,877.1
Molding Technology Solutions backlog	54.7	229.8
Less: Divestiture (1)	—	180.2
Foreign currency impact	1.9	—
Molding Technology Solutions organic backlog	56.6	49.6
Consolidated organic backlog	$1,653.1	$1,926.7

(1)The impact of the Milacron divestiture.

March 31, 2025
Current portion of long-term debt	$23.8
Long-term debt	1,892.9
Total debt	1,916.7
Less: Cash and cash equivalents	458.4
Net debt	$1,458.3

Pro forma adjusted EBITDA for the trailing twelve months ended	$425.2
Ratio of net debt to pro forma adjusted EBITDA	3.4

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
GAAP effective tax rate	12.9%	32.8%	(2.4)%	33.6%
Discrete impact of Milacron divestiture	92.6	—	149.2	—
Unrecognized tax benefits	(70.2)	—	(105.9)	—
Other tax items	(2.8)	0.8	(9.7)	(1.8)
Tax effect of non-GAAP adjustments (1)	(1.6)	(5.5)	(1.2)	(3.5)
Adjusted effective tax rate	30.9%	28.1%	30.0%	28.3%

(1) Refer to adjusted net income and EPS reconciliation for these adjustments that impact income before taxes.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. These are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

The following list, though not exhaustive, contains words that indicate a forward-looking statement:

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) presidential election and the new U.S. administration’s recently announced tariffs and changed trade policies; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; uncertainty related to environmental regulation; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world such as Germany; our level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including the Milacron injection molding and extrusion business sale or the TerraSource transaction (the “Transactions”), including potential synergies and cost savings or the failure of the Company or any acquired company, or the Transactions, to achieve its plans and objectives generally; any strategic and operational initiatives implemented by the parties after the consummation of the Transactions; potential adverse effects of the announcement or results of the Transactions on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Transactions; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment, including as a result of the U.S. presidential election and any proposed tariffs; adverse foreign currency fluctuations; and labor disruptions.

Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2024, filed with the SEC on November 19, 2024, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 29, 2025. The forward-looking information in this release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, made to reflect new information, future developments or otherwise.

About Hillenbrand

Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our people, our customers, and our communities. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Trent Schwartz, Executive Director, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Susan DiMauro, Director, Marketing & Communications
Phone: 812-621-4647
Email: susan.dimauro@hillenbrand.com